EXHIBIT 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111

N E W S R E L E A S E April 28, 2005	For additional information: Stuart Alexander Vice President Investor Relations (651) 483-7358
DELUXE REPORTS FIRST QUARTER RESULTS	Douglas J. Treff Senior Vice President Chief Financial Officer (651) 787-1587
EPS of $0.78 meets expectations Full-year outlook of $3.30 per share is confirmed

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX), the nation’s leading check printer, reported first quarter diluted earnings per share (EPS) of $0.78 on net income of $39 million. Diluted earnings per share and net income for the first quarter in 2004 were $0.94 and $48 million, respectively. The decline in net income and EPS, compared to the prior year period, was due to factors previously communicated—the loss of a large financial institution client in November 2004 and higher interest expense, partially offset by a positive contribution from Small Business Services (SBS).

“Our first quarter performance met our expectations,” said Lawrence J. Mosner, chairman and CEO of Deluxe Corporation. “There continues to be a lot of energy and excitement associated with last year’s acquisition of New England Business Service (NEBS), both inside Deluxe, and more recently with many of our financial institution (FI) clients as they realize the benefits of doing business with our Small Business Services segment. As an example, Financial Services just launched Deluxe Business AdvantageSM (DBA), a program that helps financial institutions better serve small businesses with the checks, forms, and related products they need. In addition, DBA offers the potential to generate new business leads for our FI clients. We’re excited about the opportunities to leverage the interdependence between our Financial Services and Small Business Services segments.”

First Quarter Performance
Revenue was $437 million in the first quarter, compared to $309 million during the same quarter a year ago. First quarter 2005 revenue included $160 million from the acquired NEBS business. The $32 million decrease in revenue for the Company’s other businesses was primarily due to the loss of a large financial institution client, which also was the primary contributor to a 17.3 percent decline in unit volume, partially offset by an 8.4 percent increase in revenue per unit.

Gross margin was 65.2 percent of revenue for the quarter, down slightly from 65.4 percent in 2004. Despite the loss in volume and the addition of NEBS’ lower margin business, the Company realized beneficial impact from the increase in revenue per unit, continued productivity improvements within the plants and distribution centers, and cost synergies resulting from the NEBS acquisition.

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Selling, general, and administrative expense (SG&A) increased $88 million to 47.6 percent of revenue, compared to 38.8 percent in the first quarter of 2004. The addition of NEBS’ SG&A expenses and integration costs were partially offset by the Company’s cost management actions during the past year.

As a result, operating income was $77 million in the first quarter compared to $82 million last year. NEBS contributed operating income of $4 million after including $10 million of acquisition-related amortization expense and $3 million of integration costs. The decrease in the other businesses was due to the revenue decline, partially offset by productivity improvements, integration savings, and cost management actions. Operating margin was 17.6 percent of revenue, compared to 26.5 percent in the prior year, reflecting, in part, NEBS’ lower margin business.

Segment Performance
Small Business Services’ revenue was $225 million for the quarter, up from $63 million in 2004. In addition to the acquisition of NEBS, the increase was due to higher volume from new business and price increases. Operating income for the quarter increased to $25 million, from $20 million in 2004. The acquired NEBS business contributed $4 million, after including $10 million of acquisition-related amortization and $3 million of integration costs.

Financial Services’ revenue was $145 million for the quarter, compared to $169 million in 2004. The decrease was the result of the loss of a large financial institution client in late 2004, as well as the overall decline in check usage. Operating income for the quarter decreased to $32 million, from $41 million in 2004. The revenue decline was partially offset by the Company’s cost management actions during the past year.

Direct Checks’ revenue was $67 million for the quarter, compared to $77 million in 2004, due to lower unit volume. Operating income for the quarter decreased to $20 million, from $21 million in 2004. A decline in unit volume was partially offset by higher revenue per unit and cost management actions.

Business Outlook
The Company expects 2005 second quarter diluted EPS to be in the range of $0.77 to $0.81 per share, and approximately $3.30 per share for the full-year. Cash from operating activities is now expected to be approximately $235 million for 2005 due to higher contract acquisition payments related to newly-acquired financial institution contracts. As previously stated, Deluxe expects growth in its Small Business Services segment to drive consolidated revenue, operating profit, and cash flows higher in 2006 compared to 2005, and higher in 2007 compared to 2006.

“We’re off to a solid start in 2005,” said Mosner, “and the longer-term outlook is even more exciting, particularly as we execute our growth strategy that leverages the interdependent strengths of Small Business Services and Financial Services.” Mosner added, “The loss of a major client in November of 2004 as well as continued pricing pressure in our Financial Services segment, will make comparisons between the rest of this year and 2004 unfavorable. However, in a rather short period of time, we have renewed and acquired business to help offset the loss of this account, and that strengthens our business outlook.”

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Deluxe announced that it has recently gained three new financial institution clients and renewed its relationship with another major financial institution. The Company’s Financial Services and Small Business Services segments expect to bring on the new business during the next 12 months, with the majority arriving in 2006.

Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EDT (10:00 a.m. CDT) to review the quarter’s financial results. All interested persons may listen to the call by dialing 612-332-0819. The presentation also will be available via a simultaneous webcast at www.deluxe.com. An audio replay of the call will be available through midnight on May 5 by calling 320-365-3844 (access code 778724); both audio and slides will be available on Deluxe’s Web site.

About Deluxe
Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and shipping/packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business and continued consolidation of financial institutions negatively impacting Company results; relationships with the Company’s major suppliers; our ability to successfully complete enhancements to our systems, including a project undertaken to replace portions of our existing sales and distribution platforms; unanticipated delays, costs and expenses in the development and marketing of new products and services; risks and uncertainties associated with the successful integration of the New England Business Service acquisition; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2004.

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Financial Highlights

DELUXE CORPORATION
STATEMENTS OF INCOME
(DOLLARS AND SHARES IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
(Unaudited)

	First Quarter 2005		First Quarter 2004

Revenue	$437		$309
Cost of goods sold	152	34.8%	107	34.6%

Gross profit	285	65.2%	202	65.4%

Selling, general and administrative expense	208	47.6%	120	38.8%

Operating income	77	17.6%	82	26.5%

Interest expense	(13)	(3.0%)	(5)	(1.6%)

Income before income taxes	64	14.6%	77	24.9%

Provision for income taxes	24	5.5%	29	9.4%

Income from continuing operations	40	9.2%	48	15.5%

Discontinued operations	(1)	(0.2%)	—	—

Net income	$39	8.9%	$48	15.5%

Weighted average dilutive shares outstanding	50.7		50.5

Basic per share information:
Income from continuing operations	$0.79		$0.95
Net income	$0.78		$0.95

Diluted per share information:
Income from continuing operations	$0.78		$0.94
Net income	$0.78		$0.94

Continuing operations:
Capital expenditures	$12		$4
Depreciation and amortization expense	$31		$14
EBITDA*	$108		$96
Number of employees-end of period	8,598		5,423

*	EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP). We disclose EBITDA because it can be used to analyze profitability between companies and industries by eliminating the effects of financing (i.e., interest) and capital investments (i.e., depreciation and amortization). We continually evaluate EBITDA, as we believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to those measures reported in accordance with GAAP. EBITDA is derived from net income as follows:

	First Quarter
	2005	2004

Net income	$39	$48
Discontinued operations	1	—
Provision for income taxes	24	29
Interest expense	13	5
Depreciation and amortization	31	14

EBITDA	$108	$96

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DELUXE CORPORATION
CONDENSED BALANCE SHEETS
(IN MILLIONS)
(Unaudited)

	March 31, 2005	December 31, 2004	March 31, 2004

Cash and cash equivalents	$16	$15	$5
Other current assets	239	225	102
Property, plant & equipment-net	163	166	120
Intangibles-net	281	297	71
Goodwill	581	581	82
Other non-current assets	276	215	192

Total assets	$1,556	$1,499	$572

Short-term debt & current
portion of long-term debt	$285	$290	$208
Other current liabilities	301	281	169
Long-term debt	954	954	380
Deferred income taxes	83	82	43
Other non-current liabilities	83	70	49
Shareholders’ deficit	(150)	(178)	(277)

Total liabilities & shareholders’
deficit	$1,556	$1,499	$572

Shares outstanding	50.5	50.3	50.0

DELUXE CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(IN MILLIONS)
(Unaudited)

	First Quarter 2005	First Quarter 2004

Cash provided (used by):
Operating activities	$32	$49
Investing activities:
Purchases of capital assets	(12)	(4)
Other	(1)	—

Total investing activities	(13)	(4)

Financing activities:
Shares repurchased	—	(18)
Dividends	(20)	(19)
Shares issued under employee plans	7	7
Net change in debt	(2)	(13)

Total financing activities	(15)	(43)

Cash used by discontinued operations	(3)	—

Net increase in cash	1	2
Cash and cash equivalents: Beginning of period	15	3

End of period	$16	$5

Free cash flow*	$—	$26

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*	Free cash flow is not a measure of financial performance under generally accepted accounting principles (GAAP). We monitor free cash flow on an on-going basis, as it measures the amount of cash generated from our operating performance after investment initiatives and the payment of dividends. It represents the amount of cash available for interest payments, debt service, general corporate purposes and strategic initiatives. We do not consider free cash flow to be a substitute for performance measures calculated in accordance with GAAP. Instead, we believe that free cash flow is a useful liquidity measure which should be considered in addition to those measures reported in accordance with GAAP. Free cash flow is derived from net cash provided by operating activities as follows:

	First Quarter
	2005	2004
Net cash provided by operating activities	$32	$49
Purchases of capital assets	(12)	(4)
Cash dividends paid to shareholders	(20)	(19)

Free cash flow	$—	$26

DELUXE CORPORATION
SEGMENT INFORMATION
(IN MILLIONS)
(Unaudited)

	First Quarter 2005	First Quarter 2004

Revenue:
Small Business Services	$225	$63
Financial Services	145	169
Direct Checks	67	77

Total	$437	$309

Operating income:
Small Business Services	$25	$20
Financial Services	32	41
Direct Checks	20	21

Total	$77	$82

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2004.

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